Exhibit 5.1

December 20, 2016

BRT Realty Trust

60 Cutter Mill Road, Suite 303

Great Neck, New York 11021

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as counsel to BRT Realty Trust, a Massachusetts business trust (the “Company”), in connection with the registration and issuance of up to 14,498,835 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of BRT Apartments Corp., a Maryland corporation (“BRT Maryland”), to be issued upon the conversion of the Company into BRT Maryland (the “Conversion”) pursuant to and in accordance with the Plan of Conversion, dated December 8, 2016 (the “Plan of Conversion”), providing for the conversion of the Company into BRT Maryland. The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.           The Registration Statement, and the proxy statement/prospectus included therein, filed with the Commission under the 1933 Act;

2.           The form of the Articles of Incorporation of BRT Maryland (the “Articles of Incorporation”) and of Articles of Conversion (the “Articles of Conversion” and, together with the Articles of Incorporation, the “Charter”) with respect to the conversion of the Company into BRT Maryland, each to be filed for record with the State Department of Assessments and Taxation of Maryland (the “SDAT”) before the issuance of the Shares, certified as of the date hereof by an officer of the Company;

3.           The form of the Bylaws of BRT Maryland to be in effect upon the issuance of the Shares, certified as of the date hereof by an officer of the Company;

BRT Realty Trust

December 20, 2016

4.           Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company relating to, among other matters, (i) the filing of the Registration Statement and (ii) the registration and issuance of the Shares in connection with the Conversion, certified as of the date hereof by an officer of the Company;

5.           The Plan of Conversion, certified as of the date hereof by an officer of the Company;

6.           A certificate executed by an officer of the Company, dated as of the date hereof; and

7.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.           Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.           All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.           The conversion of the Company from a Massachusetts business trust to a Maryland corporation pursuant to and in accordance with the Plan of Conversion will have been duly authorized by the Company.

BRT Realty Trust

December 20, 2016

6.           The Articles of Incorporation will have been filed with, and accepted for record by, the SDAT and the Articles of Conversion will have become effective under the Maryland General Corporation Law before the issuance of any Shares.

7.           The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the Articles of Incorporation.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when and to the extent issued and delivered upon the conversion of outstanding shares of beneficial interest in the Company, $3.00 par value per share, into the shares of Common Stock pursuant to and in accordance with the Registration Statement, the Resolutions and the Plan of Conversion, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/S/ VENABLE LLP